EXHIBIT 99.1
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                                                FOR FURTHER INFORMATION CONTACT:
                                                           Ralph B. Mandell, CEO
                                                            PrivateBancorp, Inc.
                                                                    312-683-7100

FOR IMMEDIATE RELEASE

               CHERYL MAYBERRY MCKISSACK, CEO, NIA ENTERPRISES AND
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                EDWARD RABIN, PRESIDENT, HYATT HOTELS CORPORATION
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                NAMED TO PRIVATEBANCORP, INC. BOARD OF DIRECTORS
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Chicago, IL - December 15, 2003 - Cheryl Mayberry McKissack, 47, founder, chairperson and ceo of NIA Enterprises, LLC and Edward W. Rabin, 56, president of Hyatt Hotels Corporation were named to the board of directors of PrivateBancorp, Inc. (NASDAQ: PVTB), it was announced today.

They replace two retiring directors, Naomi Tudor Borwell and Alvin J. Gottlieb, who have been named directors emeritus. Also named director emeritus was Caren "Jeff" Reed, who retired from the Board earlier in the year.

The board remains at 15 members.

"We are fortunate to have these outstanding individuals join our Board. Cheryl and Ed are highly successful business people and community leaders, who have the business acumen to help guide our Company's continued growth and prosperity," said Ralph B. Mandell, Chairman, President & CEO of PrivateBancorp.

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"We also want to express our sincere appreciation for the tremendous contributions that Naomi Borwell, Al Gottlieb and Jeff Reed have made to PrivateBancorp and its shareholders. All three were founding directors of our Company in 1989, and with their dedication, counsel and guidance we have grown from a de novo banking operation to almost a $2 billion financial services company. We will continue to benefit from their counsel as directors emeritus," added Mandell.

Ms. Mayberry McKissack is the founder, chairperson and ceo of NIA Enterprises, LLC, a Chicago-based database, systems integration and marketing services firm. NIA provides permission based, data driven marketing solutions to companies seeking to target African American women and their families. Ms. Mayberry McKissack's marketing and technology expertise was honed over twenty plus years serving in sales, marketing and management positions with IBM, 3Com (formerly US Robotics) and Open Port Technology. Prior to founding NIA Enterprises in 2000, she served as worldwide senior vice president and general manager of Open Port Technology.

A native of Seattle, WA, Ms. Mayberry McKissack received her bachelor of science degree from Seattle University and her masters of business administration from the J.L. Kellogg School of Management at Northwestern University. She serves on the board of directors of Deluxe Corporation (NYSE: DLX), is the former chair and a current board member of the Information Technology Resource Center, board member of LINK Unlimited and a member of The Economic Club of Chicago.

Edward Rabin is president of Hyatt Hotels Corporation which currently operates 121 hotels and resorts in the U.S., Canada and the Caribbean.

Between 1989 and 2003 Rabin served as executive vice president for Hyatt Hotels Corporation, and added the title of chief operating officer on January 1, 2000. Prior to his appointment in 1985 as senior vice president - operations for Hyatt, responsible for the management of Hyatt's commercial hotels in the U.S., Rabin held various Hyatt Hotels Corporation vice president positions.

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Since joining Hyatt in 1969, Rabin has held a variety of general management positions including Chicago, New York, San Francisco and Atlanta, where he was named Hyatt's General Manager of the Year in 1977. Later that year, Rabin was named regional vice president at Hyatt Regency Atlanta where he oversaw operations for Hyatt hotels in the southeast.

Rabin is a trustee of the American Hotel Foundation, a trustee and a member of the executive committee of the Museum of Contemporary Art in Chicago, and he sits on the managing board of directors of SMG Corporation, the world's leading and largest owner and operator of stadiums, arenas and convention centers.

Rabin attended the Wharton School of Advanced Business Management and is active in its alumni association.

PrivateBancorp, Inc. was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professionals, owners of closely-held businesses and commercial real estate investors. The Company operates two banking subsidiaries, The PrivateBank and Trust Company and The PrivateBank (St. Louis). The PrivateBank and Trust Company subsidiary has a controlling interest in a Chicago-based investment advisor, Lodestar Investment Counsel LLC. The Company, which had assets of $1.9 billion at September 30, 2003, currently has banking offices in Chicago, Wilmette, Oak Brook, St. Charles, Lake Forest, Winnetka, and Geneva, Illinois, and in St. Louis, Missouri.

Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.'s website at www.privatebancorp.com.

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